Exhibit 99.1

[CURAGEN CORPORATION LOGO]

Contact:

Fred Aslan, M.D.

faslan@curagen.com

CuraGen Corporation

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports First Quarter 2003 Financial Results

- From Genome to Clinic: IND Approval Highlights Quarter -

Conference Call Details: Live webcast will begin at 11:00 a.m. EDT at www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. EDT on Thursday, April 24 through Saturday, May 24, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 9659010.

New Haven, CT — April 24, 2003 — CuraGen Corporation (NASDAQ: CRGN), a genomics-based pharmaceutical company, today reported financial results for the first quarter ended March 31, 2003.

“The first quarter of 2003 marked the achievement of a major strategic milestone for the Company. CuraGen has become one of the first companies to discover, validate, and get approval to advance a drug candidate from the human genome into Phase I clinical trials,” stated Jonathan M. Rothberg, Ph.D., Chief Executive Officer, President and Chairman of CuraGen. “Obtaining approval from the U.S. Food and Drug Administration (FDA) on our first Investigational New Drug (IND) application continues to validate our approach. The Company remains in a strong financial position as we continue to advance what we believe will be one of the industry’s broadest pipelines of genomics-based therapeutics. We believe genomics is the foundation of the future of medicine, and the only way to demonstrate this is by continuing to deliver on its promise,” added Dr. Rothberg.

CuraGen continues to support its downstream drug development efforts while reducing overall expenditures. CuraGen’s net loss for the quarter ended March 31, 2003 decreased 18% to $16.1 million or $0.33 per share, compared to $19.6 million or $0.40 per share for the same period in 2002. The Company continues to reduce service-based revenues while increasing the focus on its drug pipeline. During the first quarter of 2003, revenue decreased 60% to $1.9 million, compared to $4.8 million for the same period in 2002.

As of March 31, 2003, CuraGen had available cash and investments of $395 million and subordinated convertible debt of $150 million due in February of 2007.

“By focusing on advancing candidates from CuraGen’s pipeline that have the clearest path through the clinic, we are maximizing the potential for commercial success,” stated Timothy M. Shannon, M.D., Senior Vice President of Research and Development and Chief Medical Officer of CuraGen. “We remain excited over the prospect that CG53135 will provide clinical benefit to patients suffering from oral mucositis, ultimately enabling them to better tolerate the chemotherapy and radiation therapy they need to have the best chance to beat their cancers,” added Dr. Shannon.

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First Quarter 2003 Significant Accomplishments

Advancing the Pipeline

During the first quarter of 2003, CuraGen continued to make progress toward advancing its pipeline of potential protein, antibody, and small molecule therapeutics.

•	CG53135 – CuraGen announced on March 4, 2003, that it had received FDA approval to initiate clinical trials for CG53135, a novel protein therapeutic originally discovered by CuraGen, which is being investigated as a potential treatment for oral mucositis (OM), a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. CG53135 will be studied in a multi-center Phase I clinical trial in a dose-escalating cohort design to evaluate safety and pharmacokinetics in colorectal cancer patients at risk for developing OM during chemotherapy. Trials will be conducted in approximately 20 patients. CG53135 is the first novel protein therapeutic for OM that stimulates epithelial as well as mesenchymal cells, both of which are thought to be important in the oral mucosal tissue repair process.
•	CR002 – CuraGen signed a manufacturing agreement with Abgenix and begun executing on a plan for good manufacturing practice (GMP) production for CR002, a fully human monoclonal antibody that is being investigated as a potential treatment for Immunoglobulin A (IgA) nephropathy, lupus nephritis, and diabetic nephropathy. Nephritis is inflammation of the kidneys that can lead to dialysis, kidney failure or kidney transplantation. There are currently no approved therapies to specifically treat this condition. CuraGen anticipates submitting an IND for CR002 in 2004 as a candidate for treating IgA nephropathy, a form of nephritis characterized by deposits of IgA in the kidneys. This indication has a well-defined and specific pathophysiology, and clinical endpoints, potentially allowing the product to efficiently move through the clinic while simultaneously being evaluated for lupus nephritis and diabetic nephropathy.
•	Pipeline – CG53135 is one of 17 priority protein therapeutics the Company is currently developing and CR002 is one of 28 fully human monoclonal antibodies generated to date as part of CuraGen’s antibody collaboration with Abgenix. In addition, CuraGen has initiated 26 small molecule screens to date as part of the Company’s obesity and diabetes drug development and commercialization collaboration with Bayer, and seven of these projects are now in advanced exploratory research, being evaluated as potential preclinical candidates.

Expanding the CuraGen Team

CuraGen continues to focus on its downstream drug pipeline, making key management hires and promotions.

•	William Hahne, M.D. is joining CuraGen as Vice President of Clinical Development. Dr. Hahne has over 15 years of clinical research and development experience ranging from INDs to New Drug Applications (NDAs), and has made substantial clinical development contributions to commercially successful products such as Zofran, Anzemet and Aciphex. Prior to joining CuraGen, Dr. Hahne served as Executive Director and Vice President, Clinical Research and Development for Eisai, Inc., the U.S. pharmaceutical subsidiary of Eisai Co., Ltd. of Japan, where he directly supervised all aspects of clinical development conducted in the United States. Prior to Eisai, Dr. Hahne worked in the area of clinical development for Hoechst Marion Roussel and Glaxo, Inc.
•	Henri S. Lichenstein, Ph.D., was promoted to Vice President of Preclinical Development. Dr. Lichenstein joined CuraGen in 1998 and most recently served as Director of Preclinical Development for the Company. Prior to joining CuraGen, Dr. Lichenstein worked for 11 years at Amgen Inc., where he held positions of increasing responsibility and headed up teams to identify protein therapeutics, monoclonal antibodies and small molecule drugs in multiple disease areas.

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•	Donna Morgan Murray, Ph.D., was promoted to Vice President of Regulatory Affairs and Project Management. Dr. Murray joined CuraGen in 2000 as Director of Regulatory Affairs and Clinical Development. Prior to joining CuraGen, Dr. Murray was employed for 15 years by Procter & Gamble Pharmaceuticals with assignments in drug discovery, regulatory affairs, and product development.
•	Richard A. Shimkets, Ph.D., was promoted to Vice President of Drug Discovery. He joined CuraGen in 1996 and most recently served as Director of Drug Discovery for the Company. Dr. Shimkets earned his Ph.D. in genetics from the Yale University School of Medicine and has focused his career on analyzing the human genome and understanding the genetic basis of human disease, and applying this understanding to the discovery and development of novel therapeutics.

Additional management promotions were made in support of the Company’s operational and financial efforts necessary for CuraGen’s continued advancement.

•	Steven A. Henck, Ph.D. was promoted to Vice President of Operations. Dr. Henck joined CuraGen in 1997, and most recently served as Director of Operations.
•	Elizabeth A. Whayland was promoted to Vice President of Finance. Ms. Whayland joined CuraGen in 1994, has served as the Company’s Corporate Secretary since 1997, and most recently held the position of Director of Financial Management.

Expanding the 454 Life Sciences Team

CuraGen’s majority-owned subsidiary, 454 Life Sciences, an innovative developer of genome-scale analysis technologies, continues to make key additions to its management and Scientific Advisory Board.

•	Marcel Margulies, Ph.D., joined 454 Life Sciences’ management team as Vice President of Engineering. Prior to joining 454 Life Sciences, Dr. Margulies worked for Nascent Ventures LLC where he provided management expertise to technology-driven companies. In addition, as Director of New Technology Research at Perkin-Elmer’s Instrument Division, Dr. Margulies was part of a team that designed and developed the first commercially successful polymerase chain reaction (PCR) machine.
•	Eugene Myers, Ph.D., Professor of Computer Science at the University of California, Berkeley, was appointed to 454 Life Sciences’ Scientific Advisory Board. Dr. Myers led a premiere genome sequencing facility in the assembly and analysis of the human genome. He joins Stephen L. Matson, Ph.D., P.E., on 454 Life Sciences’ Scientific Advisory Board. Dr. Matson, who co-founded Sepracor, is a Fellow of the American Institute for Medical and Biological Engineering, and was inducted into the National Academy of Engineering.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company. CuraGen’s integrated, functional genomic technologies and Internet-based bioinformatic systems are designed to generate comprehensive information about genes, human genetic variations, gene expression, protein interactions, protein pathways, and potential drugs that affect these pathways. The Company is applying its industrialized genomic technologies, informatics, and validation technologies to develop a pipeline of protein, antibody, and small molecule therapeutics in the areas of obesity and diabetes, oncology, inflammation, and central nervous system (CNS) disorders. CuraGen is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

This press release contains forward-looking statements about our growth, our belief that genomics is the foundation of the future of medicine, our expectation that we will develop one of the industry’s broadest pipelines of genomics-based therapeutics, our expectation that CG53135 will provide clinical benefit to patients suffering from oral mucositis and enabling them to better tolerate chemotherapy and radiation therapy, our expectation that CG53135 will be studied in a multi-center Phase I clinical trial to evaluate safety and pharmacokinetics in approximately 20 colorectal cancer patients at risk for developing OM during chemotherapy, and our expectation that we will submit an IND for CR002 in 2004 as a candidate for

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treating Immunoglubulin A nephropathy. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s expectation that it will incur operating losses in the near future, the early stage of development of CuraGen’s products and technologies, uncertainties related to preclinical and clinical testing and trials, uncertainties and adverse results relating to CuraGen’s ability to obtain regulatory approval for its products in development, uncertainties surrounding the availability of additional funding, CuraGen’s reliance on research collaborations and strategic alliances, the actions of competitors, the development of competing technologies, CuraGen’s ability to protect its patents and proprietary rights, patent infringement actions and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for a more detailed description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2003	2002
Revenue:
Collaboration revenue	$1,944	$4,812

Operating expenses:
Research and development	14,460	20,134
General and administrative	4,950	5,934

Total operating expenses	19,410	26,068

Loss from operations	(17,466)	(21,256)

Interest income	2,333	2,990
Interest expense	(2,475)	(2,584)

Interest income (expense), net	(142)	406

Net loss before income taxes and minority interest in subsidiary loss	(17,608)	(20,850)

Income tax benefit	117	535
Minority interest in subsidiary loss	1,349	684

Net loss	$(16,142)	$(19,631)

Basic and diluted net loss per share	$(0.33)	$(0.40)

Weighted average number of shares used in computing basic and diluted net loss per share	49,159	48,804

SELECTED BALANCE SHEET INFORMATION

	March 31,	December 31,
	2003	2002
	(unaudited)	(audited)
Cash and investments	$395,001	$414,809
Working capital	388,054	404,212
Total assets	427,763	448,529
Total long-term liabilities	150,084	150,263
Accumulated deficit	231,137	214,995
Stockholders’ equity	256,158	271,504